Exhibit 99.3

PRESS RELEASE

FOR:	MDC Partners Inc.	CONTACT:	Matt Chesler, CFA
	745 Fifth Avenue, 19th Floor		VP, Investor Relations
	New York, NY 10151		646-412-6877
mchesler@mdc-partners.com

MDC Partners Raises Quarterly Dividend 10.5% from $0.19 to $0.21 Per Share

New York, NY, February 23, 2015 (NASDAQ: MDCA; TSX: MDZ.A) – MDC Partners Inc. ("MDC Partners" or the "Company") today announced that its Board of Directors has declared a cash dividend of $0.21 per share on all of its outstanding Class A shares and Class B shares. The quarterly dividend represents a 10.5% increase from the prior dividend and will be payable on or about March 19, 2015 to shareholders of record at the close of business on March 5, 2015.

About MDC Partners Inc.

MDC Partners is one of the world’s largest Business Transformation Organizations that utilizes technology, marketing communications, data analytics, insights and strategic consulting solutions to drive meaningful returns on Marketing and Communications Investments for multinational clients in the United States, Canada, Europe, Asia and Latin America.

MDC Partners’ durable competitive advantage is to Empower the Most Talented Entrepreneurial Thought Leaders to Drive Business Success to new levels of Achievement, for both our Clients and our Shareholders, reinforcing the Company's reputation as "The Place Where Great Talent Lives."

MDC Partners’ Class A shares are publicly traded on NASDAQ under the symbol "MDCA" and on the Toronto Stock Exchange under the symbol "MDZ.A".

Please visit us: www.mdc-partners.com

Follow us on Twitter: http://www.twitter.com/mdcpartners

Join us on LinkedIn: http://www.linkedin.com/company/mdc-partners

Find us on Instagram: http://www.instagram.com/mdcpartners

This press release contains forward-looking statements within the meaning of section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements involve risks and uncertainties which may cause the actual results or objectives to be materially different from those expressed or implied by such forward-looking statements. Such risk factors include, among other things, the Company’s financial performance; risks associated with the effects of economic downturns; ability to attract and retain key clients; ongoing compliance with debt agreements and the Company’s ability to satisfy contingent payment obligations when due; and other risk factors set forth in the Company’s Form 10-K for its fiscal year ended December 31, 2013 and subsequent SEC filings.

###